Exhibit 10


Description of the SAFECO Corporation Interim Leadership Performance Program

For several executives of SAFECO Corporation and its subsidiaries, including its named executive officers but not including its chief executive officer, an interim Leadership Performance Program was established for the last six months of 2001. Under the program the participant has an opportunity to earn incentive pay based on corporate and business unit performance as well as individual achievement of specific goals. Target award opportunities are between 35% and 70% of base salary.

Awards will be made based on the achievement of pre-established corporate and individual goals. The corporate financial performance measures are operating earnings per share and operating return on equity. The property and casualty insurance business units' financial performance measure is combined ratio. The life insurance and investments financial performance measures are operating income and operating return on equity. The individual goals are separately set.

On an individual, pre-determined basis considering the participant's position and responsibilities, the individual and corporate or business unit goals are weighted between 25% and 75% each, e.g., 25% based on corporate financial measures and 75% based on individual goals.

Determination of whether and the extent to which measures and goals have been achieved and the payments of awards earned will occur during the first quarter